Exhibit 99.1

For Immediate Release

U.S. Wireless Data Acquires CellGate Technologies

- Purchase Provides Access To Large, Fixed-Wireless Market -

New York, NY—November 17, 2000 – U.S. Wireless Data (USWD) (OTCBB: USWE), the leader in wireless transaction services, has completed its previously announced acquisition of CellGate Technologies. The acquisition was made for approximately $10 million in a combination of cash and shares.

        CellGate is the leading manufacturer of integrated wireless IP (Internet Protocol) modem adapters and a provider of wireless IP services for transaction processing. This purchase will accelerate U.S. Wireless Data’s expansion into the fixed wireless market by offering a cost-efficient means for merchants to convert their credit card terminals from landline to wireless data transmission. CellGate estimates that there are over 4 million terminals that could conceivably be converted.

        “We are pleased to have concluded our acquisition of CellGate,” said Dean M. Leavitt, Chairman and CEO of U.S. Wireless Data. “It enables U.S. Wireless Data to immediately serve a large universe of traditional retailers that can benefit from the greater speed, lower communications cost, and other benefits of wireless transaction processing and our Synapse(sm) platform.”

About U.S. Wireless Data, Inc.
U.S. Wireless Data, Inc. (www.uswirelessdata.com), founded in 1991, markets proprietary technology that brings together three large, rapidly growing industries–transaction processing, wireless data transport and the Internet–to enable wireless payment processing. The Company’s Synapse(sm) platform provides a gateway among all of the parties within a wireless point-of-sale (POS) transaction. This enables businesses that require mobility (i.e., not tethered to a telephone line) and/or faster transaction speed to accept wireless point-of-sale payments. By providing a seamless interface among merchants’ POS terminals, wireless carriers and card processors, credit, debit and other card transactions can be processed as fast as cash, without the cost and inconvenience of a telephone line. In addition, Synapse Internet-based tools offer on-line, real-time transaction monitoring, remote diagnostics and automated terminal activation. The Company is headquartered in New York City.

Forward-Looking Statements: Except for historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties. While the management of the Company believes that current expectations reflect reasonable assumptions, actual results could vary materially depending on risks and uncertainties including, but not limited to: success of the Company’s new business plan; market acceptance of the Company’s products; the Company’s requirement for additional capital; the failure to execute definitive agreements with potential strategic alliance partners; technological change; system capacity constraints or system failures; the ability of the Company to develop new distribution channels; or competition. The reports filed by the Company pursuant to United States securities laws contain a detailed discussion of these factors and certain other risks to which the Company is subject. The Company assumes no obligation to update this information. Management of the Company advises the reader to review these reports (which are available from the United States Securities and Exchange Commission’s EDGAR database at http://www.sec.gov and at various other reference facilities in the United States).

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For Additional Information, Contact:

U.S. Wireless Data, Inc.
Investor Relations Contact:
William A. Walkowiak, CFA
Lippert/Heilshorn & Associates
(212) 838-3777
william@lhai.com

Press Contact:
Phillippa Perkins
Edelman PR Worldwide
(212) 642-7747
phillippa.perkins@edelman.com